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On July 23, 2008, W. Randolph Baker, Vice President and Chief Financial officer of Anheuser-Busch Companies, Inc., held a teleconference with investors. A transcript of the prepared remarks and the questions and answers following the prepared remarks is set forth below.
IMPORTANT INFORMATION
Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) has filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K, which includes the merger agreement and related documents. The proxy statement that Anheuser-Busch plans to file with the SEC and mail to stockholders will contain information about Anheuser-Busch, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Anheuser-Busch by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Anheuser-Busch, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Anheuser-Busch at www.anheuser-busch.com or by contacting Morrow & Co., LLC at 800-662-5200.
PARTICIPANTS IN SOLICITATION
Anheuser-Busch and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the merger. Information concerning Anheuser-Busch’s directors and executive officers and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in the proxy statement for Anheuser-Busch’s 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 10, 2008. Additional information regarding the interests of participants of Anheuser-Busch in the solicitation of proxies in connection with the merger will be included in the proxy statement to be filed with the SEC. Anheuser-Busch’s press releases and other information relating to Anheuser-Busch are available at Anheuser-Busch’s website located at www.anheuser-busch.com.

Operator
Good afternoon, ladies and gentlemen. We are ready to begin Anheuser-Busch Companies’ second-quarter investor teleconference. Mr. Sauerhoff, you may proceed with your opening remarks.

David Sauerhoff - Anheuser-Busch Companies, Inc. — VP, IR
Hello, everyone. I am Dave Sauerhoff, Vice President of Investor Relations at Anheuser-Busch. We issued our second-quarter earnings release earlier today and it is available on our corporate website.
The release and this teleconference contain forward-looking statements and actual results might differ materially from these projections. Additional information on factors that could affect the company’s future operations, earnings and prospects is included in the earnings release and the company’s most recent Form 10-K. The company disclaims any obligation to update or revise any of the guidance provided in this teleconference.
The earnings release posted on our website contains a disclosure and reconciliation of all the non-GAAP financial measures we will be using in this teleconference. In the second quarter of 2007, the company recognized a $16 million pretax gain on the sale of the remaining stake in its Spanish theme park investment.
Also, please note that our comparisons of US beer wholesaler sales-to-retailers require no selling day adjustments for the quarter and year-to-date. Interim results that include July are stated on a comparable selling day adjusted basis.

For members of the media listening today, please direct your inquiries following the call to Brenda Williams in the Anheuser-Busch Public Relations department. Participating with me on the call today are John Kelly, our Controller and today’s speaker, Vice President and Chief Financial Officer, W. Randolph Baker. Randy?

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Thank you, Dave. Hello, everyone and welcome. As you are aware, on July 14, Anheuser-Busch and InBev announced an agreement for InBev to acquire Anheuser-Busch and create the true global brewing leader — Anheuser-Busch InBev. But until the transaction closes, A-B continues to operate as a public company on a business-as-usual basis.
Accordingly, we are holding this teleconference to report on our second-quarter results and outlook for 2008. And instead of our traditional teleconference timing at the close of the New York Stock Exchange, we are holding this teleconference earlier to accommodate the increased interest of European investors and analysts.
I am pleased to report that Anheuser-Busch had a strong second quarter with earnings per share up 9.2% ahead of our expectations. Our sales-to-retailer trends have improved significantly with especially strong results over the July 4 holiday. The series of initiatives that we have taken in the last two years to better position the company for long-term growth are gaining traction with consumers.
Innovative new products, including Bud Light Lime, Bud Chelada and LandShark lager are making important contributions to both volume and revenue per barrel growth.
The pricing environment this summer, including the important July 4 holiday, has been favorable. Anheuser-Busch is proceeding with plans to implement pricing actions this fall.
Commodity cost inflation continues, but we remain optimistic about our ability to mitigate these cost pressures through our expanded and accelerated Blue Ocean program.
Also, today, the Anheuser-Busch Board of Directors approved a 12.1% increase in the company’s quarterly dividend from $0.33 to $0.37 per share.
Briefly reviewing our second-quarter financial results. Consolidated net sales increased 4.6%. Net sales for our US beer company grew 4.5% and international segment sales were up 17%. Consolidated cost of sales increased 4.9%. Cost of goods sold per barrel for the US beer company increased 3.8%. US beer company gross margins declined 50 basis points due to rising commodity costs and consolidated gross margins were down 20 basis points.
Marketing, distribution and administrative expenses were up 4.9%. Equity income declined 14.2%. Consolidated net income increased 3.3% and earnings per share were $0.95, up 9.2%. For the first six months of the year, consolidated net sales increased 5.3%, net income grew 1.3% and earnings per share were up 7.1%.
Our effective tax rate in the second quarter was 36%, a 350 basis point decline versus last year due to lower taxes on foreign earnings and tax benefits related to the exercise of employee incentive stock options.
During the second quarter, we repurchased 4.6 million shares and for the six months, our share repurchase spendings were $695 million or over 13 million shares. Our share repurchase program has now been suspended due to the agreement with InBev.
Wholesalers’ sales-to-retailers increased 4/10 of 1% in the second quarter with A-B produced brands up 3/10 of 1%. Year-to-date, total STR declined slightly while A-B produced brands declined 1/2 of 1%. STR results in April were up low single digits. However, STRs in May and June were down slightly due to unfavorable weather in key markets and the significant impact of the day and week timing of the July 4 holiday.
Sales-to-retailers for the second quarter, plus the first week of July, which eliminates the July 4 timing distortion, increased 1.9% with A-B produced brands increasing 1.7%. And for the two weeks ending July 5, Anheuser-Busch delivered the best two-week volume performance in the company’s history with total STRs up 7.6% and A-B produced brands increasing 7.5%.
Looking at sales-to-retailers’ results by brand family for the second quarter plus the first week in July. Overall, Bud brand family STRs increased 1.5%. Bud Light brand’s volume increased 5%, driven by growth from Bud Light and the successful introductions of Bud Light Lime and Bud Light Chelada. During the last four weeks, Bud Light Lime achieved a 1.5 volume share in supermarkets according to IRI and a 1.9 dollar share with an average case price nearly 50% higher than Bud Light.

Budweiser brand’s volume declined 4%. Michelob ULTRA brand’s volume was up 3%, but, overall, Michelob family volume decreased 5%. Busch and Natural brand families increased 3% and import brands were up double digits.
A-B is continuing its increased advertising support in the second half of the year, including a significant presence in the broadcast of the Summer Olympic Games. Also, we will introduce Budweiser American Ale nationally in late September, priced at a significant premium to Budweiser.
A-B’s US beer shipments-to-wholesalers increased 1/2 of a 1% in the second quarter with A-B produced brands up 6/10 of 1%. For the first six months of the year, shipments increased 4/10 of 1% with A-B produced brands increasing 2/10 of 1%.
Wholesaler inventories at the end of the quarter were approximately the same as in the prior year. Based on data from the Beer Institute, US brewer tax-paid withdrawals were up 1.3% in the second quarter and up 1.2% for the first six months.
Total US industry sales, including estimated import shipments, increased 1.2% in the second quarter and 6/10 of 1% year-to-date. Anheuser-Busch’s US market share year-to-date declined 1/10 of a share point on a shipment basis. At the consumer level, according to IRI supermarket data, Anheuser-Busch gained 1/2 share point in the second quarter and gained one share point in the last four weeks.
Revenue per barrel increased 3.2% in the quarter. Front-line price increases contributed 230 basis points to revenue per barrel growth. Promotional price adjustments had a negative impact of 10 basis points and portfolio mix contributed 100 basis points of growth as strong performances from A-B’s new high-margin products offset the negative mix impact of our sub premium volume increases.
The domestic pricing environment continues to be favorable, including the outlook for promotional pricing over the Labor Day holiday. Due to continuing commodity cost pressures on both A-B and our wholesalers, we have accelerated our 2009 price increase plan. We will take over 95% of our actions in September and October this year with only a few actions planned to take place in the first quarter of 2009. Our 2009 pricing actions are expected to cover over 85% of our volume with increases targeted on a brand, package and market basis. Overall, we expect to achieve 4% revenue per barrel increases for both 2008 and 2009.
Our international beer segment net income decreased 7% in the second quarter and was down 9% in the first half with a very strong performance by our international operations, offset by a decline in equity income. International operations volume for the second quarter increased almost 5% and was up 4% year-to-date. Pretax income increased $18 million in the quarter and $37 million year-to-date with all of our major markets reporting improved profitability.
Volume results for our China operations increased high single digits in the second quarter and mid single digits year-to-date despite the elimination of some unprofitable packages at Harbin. Profits increased significantly in both periods as a result of broad price increases and positive mix due to strong volume growth by our higher-margin Bud family and Harbin premium brands.
A-B is the official international beer sponsor for the 2008 Beijing Olympic Games with a full Olympic marketing campaign, including advertising, packaging, special events and trade promotions.
In Canada, volume increased high single digits in the second quarter and low double digits year-to-date as both Budweiser, the leading brand in Canada, and Bud Light continue to gain share. Profits in Canada increased 20% in the second quarter and nearly 25% year-to-date.
In the United Kingdom, volume declined low double digits in both the quarter and year-to-date, reflecting continued industry on-premise declines and a substantial increase in excise taxes. Our financial results, however, improved significantly in both time periods due to the implementation of our restructuring plan.
In line with our plans to expand Budweiser in high-growth markets, during the quarter, we acquired the remaining 50% ownership of our joint venture partner in India and launched Budweiser in Vietnam.
Second-quarter equity partner volume, which is reported on a one-month lag reflecting March through May results, increased 2% on higher volume from Modelo and Tsingtao. Year-to-date, volume increased 5%. Equity income declined 14% in the second quarter, reflecting higher materials and operating costs for Grupo Modelo and a $7 million charge included in Tsingtao’s equity results due to a retroactive tax charge. Pretax profits for A-B’s packaging segment decreased 10% in the second quarter and year-to-date due to a challenging prior year comparison that included a one-time sales benefit as the result of a competitor supply disruption.
Busch Entertainment’s pretax profits declined in the second quarter versus the prior year, primarily as a result of the early Easter holiday. Year-to-date pretax profits increased 5%. Our new Aquatica waterpark in Orlando continues to exceed our expectations, helping drive total BEC attendance growth of 8% year-to-date.

I will now review our outlook for full-year 2008 for our key performance drivers. Revenue per barrel is expected to increase approximately 4%, including favorable mix. We expect cost of goods sold per barrel to increase slightly less than revenue per barrel growth and we continue to expect gross margins to increase slightly in 2008.
Consolidated marketing, distribution and administrative expense should also increase slightly less than revenue per barrel with a greater increase in operating margins than gross margins. We expect international beer operation’s profits to increase 40%.
Equity income is expected to decline low to mid single digits versus a normalized 2007. Recall that A-B reports equity income on a one-month lag and includes differences between US and Mexican GAAP and excludes a $16 million charge related to Modelo’s restructuring efforts in 2007. We expect Entertainment division profits to be up high single digits. Packaging segment profits are expected to decline low double digits in comparison with very strong 2007 results. Capital spending should be around $875 million.
In summary, we are encouraged by our current volume trends and the continuing favorable pricing environment. We are on track to deliver the 2008 results projected in our June 27 teleconference adjusted for the suspension of share repurchasing. We are implementing our Blue Ocean cost reduction and price increase plans and are working with InBev management on integration plans. That concludes my prepared remarks. I will now turn it back over to our operator for the Q&A session.

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Chris Pitcher, Redburn.

Chris Pitcher - Redburn — Analyst
You mentioned that you were working with InBev on integration plans. I was wondering if you could say whether you’re working with InBev on divestment plans and whether you are able to give any color as to which assets may be looking to be divested. Thanks very much.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Chris, no, we are not able to comment on InBev’s divestiture plans. You need to address that question to InBev. We are working with them generally and we are really starting the process now on integration plans.

Operator
Bryan Spillane, Banc of America.

Bryan Spillane - Banc of America — Analyst
Good afternoon, Randy.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Hello Bryan.

Bryan Spillane - Banc of America — Analyst
Just a couple of questions just on current industry trends. First, you talked a bit about the STR — the volume performance through July 5. Your sense is the industry also growing at that rate or do you think your share gains have accelerated in that timeframe?

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Bryan, I don’t have a read on July results for the industry. The July 4 holiday was particularly strong for A-B, but overall it seemed to be strong for the industry, but we have been very successful, as you know, with Bud Light Lime and that has led our strength and our strength continues in July. We are having a good July month-to-date.

Operator
(OPERATOR INSTRUCTIONS). Philip Morrisey, Citigroup.

Philip Morrisey - Citigroup — Analyst
Hi, there. Could I ask — Randy, you have kindly given guidance for ‘08 regarding US beer COGS and I just wondered if you could elaborate on the outlook for 2009 please? Secondly, you flagged obviously a reduction in tax rate for the quarter and I wonder whether that was a quirk — something that would apply for the full-year tax rate implying obviously a lower sustainable rate going forward. And then finally if I may on the issue of the accelerated pricing, I am you have got a very clear idea as to price elasticities in the US and I just wondered what impact you felt that accelerated net revenue per barrel might have in terms of industry volumes? Thanks very much.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Okay, Philip, I need to make sure I have — let me start with the last one. The pricing that we are implementing — or have announced plans to implement in September and October are generally increases in the 3% to 5% range, overall, about a 4% increase. And this is relatively moderate versus the price increases that are occurring at the consumer level in food and beverage products. And all this, as you know, is being driven by the very high cost pressures that we are seeing in agricultural materials and energy costs.
Traditionally, the price elasticity in beer is quite low. We’ve calculated it to be 0.3 and that is a — changes of this magnitude in pricing would have a very limited impact on volume generally because consumers will not leave the beer category, historically at least with a price increases of that magnitude. We are seeing a little bit of trading down in some markets, but overall sub premiums continue to lose share to premium and above, so we have a healthy industry and a healthy pricing environment.
The tax rate, the lower tax rate that we reported is in part driven by lower equity income from Modelo and Tsingtao and that is just the mechanics of how the lower equity income impacts pretax income and resulting in a lower tax rate. John, do you want to pick up anything else on tax rate expectations for the year?

John Kelly - Anheuser-Busch Companies, Inc. — Controller
Well, yes. Philip, the second-quarter effective tax rate at 36%, which is unusually low, is not a result of a structural decline in our tax rate or a step decrease in our tax rate. It is entirely due to lower equity income, as well as — even a bigger factor in the quarter was the tax benefits we received on employee exercises and dispositions of their incentive stock options, which was the result of the increase in the stock price during the second quarter. And that will not continue going forward.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
And Philip, the final question was on cost expectations for next year. For next year, we expect to continue to have significant cost pressures from agricultural material costs, brewing material costs, had some continued increase from energy costs. Our packaging costs outlook for next year is relatively modest. Overall, we would expect our cost of goods sold per barrel to be up less than — the increase to be less than the increase this year and again, the increase this year we said would be less than the 4% revenue per barrel projection that we gave you.

Operator
Anthony Bucalo, Credit Suisse.

Anthony Bucalo - Credit Suisse — Analyst
Thank you. Good afternoon, Randy.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Hello Anthony.

Anthony Bucalo - Credit Suisse — Analyst
Two things. One, I missed the beginning of your prepared comments, but I was curious if you could speak on what is going on in China in terms of pricing and volume and what kind of challenges you are facing there. China seems to have, at least from our perspective, sort of picked up from a pricing structure perspective.
And the second question, there was a lot of discussion in the press I guess over the last couple of weeks where you had gotten close with Grupo Modelo in terms of integrating your businesses. Can you comment on that at this time and can you give us any color on that? Thanks.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Anthony, we are doing quite well in China. Volume results were up high single digits in the second quarter and mid single digits year-to-date. That has been impacted by the elimination of some unprofitable packages at Harbin. So our actual volume trends are stronger than that, which gave us favorable mix and a favorable impact on profits.
We did have price increases broadly in our markets that varies very much on a market brand and package basis. And this is widespread for the industry, as far as the leading brewers, have been taking price increases. And this is in response to very high cost pressures that are being faced in China, as well as really across the world in terms of agricultural material costs. But overall, industry volume is slowing a little bit there, but is up almost 7% through May. So China volume and China outlook continues to be favorable.
With regards to Modelo and your comments about some articles that were in essence speculation and as a policy, we don’t comment on speculation.

Operator
Bryan Spillane, Banc of America.

Bryan Spillane - Banc of America — Analyst
Randy, thanks for taking the follow-up. If you could comment on your channel performance in the quarter and then also as you are in the, I guess, the settlement phase with InBev, have you done anything different in terms of incenting your salesforce and employees to keep them focused through the integration? Is there any sort of additional or change in incentive structures to make sure that it is a smooth transition period?

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
Bryan, with regards to channel performance, we had — and I will be using data that includes that first week in July in order to be more comparable— we had a good performance up and down the line in the second quarter. We were especially stronger in on-premise and we picked up in restaurants versus the trends that we have had in the first quarter and overall, we actually were positive in on-premise, which is a good performance for us. We seem to have picked up a little bit in casual dining as promotions and efforts on-premise seem to be paying off. In off-premise, we are particularly strong in supercenters and a reasonably good performance in supermarket and groceries. But our off-premise was up in the 2% range and on-premise was slightly positive. So overall, a good performance for us in the channels. Convenience stores were positive, but are, for us, relatively weak. It’s a strong area for us. We’re definitely seeing a slowdown in business in C-stores and that will be impacted by gas prices and therefore, some traffic down also in some key markets for us reflecting economic conditions. But we are still positive. Our Chelada, as an example, brands are doing quite well in the C-stores and in some C-stores, our sub premium brands have gained momentum.
And with regards to sales incentives, the sales incentives that we already have in the marketplace — the sales incentives that we have with our sales personnel, selling system, are appropriate for, as you call, the transition period because we are really focused on executing the plans that we have previously communicated. We are encouraged by the volume performance that you see out there and our focus and our incentives are all in executing the plans that we have communicated.

Operator
Sachin Shah, ICAP.

Sachin Shah - ICAP — Analyst
Hi, I had a question about the integration. You mentioned that, previously in the strategic call, that you believe that the company could benefit from the SABMiller/Coors integration. While they are integrating, that you could actually benefit from that and gain market share. So just curious to understand, because you are going through this process with InBev, that you still feel that you’re going to benefit from that or is that benefit on dollar terms could be less? And can you also state who is heading the integration for the company? Is it August the IV or as a team?

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
The latter one is the team as far as the integration is concerned. On the Miller/Coors JV, that has just recently been consummated and really too early to tell in terms of the impact in the marketplace. There are a number of changes that are occurring that we are able to observe. We still believe this represents an opportunity for Anheuser-Busch in terms of execution in the marketplace, but the opportunities will arise or depend upon specific market conditions. We are having, as previously mentioned, a very strong July.

Operator
Andy Baker, Jefferies International.

Andy Baker - Jefferies International — Analyst
Thank you for taking my question. I was just wondering if there were any expansion or growth plans that you had had as a standalone company that you no longer will be pursuing now that you have agreed to combine with InBev? And what sort of, order of magnitude, either in expense or CapEx? When we look at your Q3 numbers, for instance, there were things that were originally expected to be in there that you are no longer going to be me needing to spend.
And then secondly, I mean I know it has been a whole nine days, but if you could just perhaps give us an update of how the process is proceeding. I mean have you made regulatory filings and how you think that is going to — how the process will play out from here? Thank you.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
All right, Andy, on the first question, it is business as usual. And we are implementing the plans that we outlined to you previously, including the June 27 teleconference. We reviewed those plans with InBev and they are very pleased with our plans and specifically the Blue Ocean plans that we’ve communicated in some detail. So we are executing those. There have been no changes. The only change I did mention was the suspension of share repurchasing and that has a slight impact on interest costs, as well as shares that we would have expected.
Our process on integration is going relatively well. I mean it is early in the process. In terms of the transaction status, both Anheuser-Busch and InBev have made the required DOJ filings, the 4C filings. We did ours last Friday and we haven’t heard back, we wouldn’t expect to hear back, from DOJ yet. We are in the process of preparing the proxy statement for the preliminary proxy filing with the SEC for the special shareholder meeting that will be required for both companies. And we continue to expect that the transaction will occur by year-end.

Operator
There are no further questions at this time. I will turn the conference back over to Mr. Baker for closing comments.

W. Randolph Baker - Anheuser-Busch Companies, Inc. — VP & CFO
I would like to thank you for participating in today’s teleconference and on a personal note, I would especially like to thank our Anheuser-Busch shareholders and analysts for your long-standing interest in our company and your participation in our investor programs over the years. And again, thanks for joining us today.

Operator
This concludes today’s teleconference. All parties may disconnect now.